Exhibit 10.16

OPTION AGREEMENT

This Option Agreement (the “Agreement”) dated as of March 23, 2012 (“Effective Date”) is by and between LaserLock Technologies, Inc. a Nevada corporation, having a principal place of business at 837 Lindy Lane, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as “Vendor”) and Gaming Partners International Corporation, a Nevada corporation, having a principal place of business located at 1700 Industrial Road, Las Vegas, Nevada 89102 (“Company”).

Recitals

A. Vendor has the right to develop, license and commercialize the Technology (as defined below);

B. Company wishes to evaluate the commercial potential of the Technology (the “Purpose”); and

C. Vendor wishes to grant Company a right to evaluate the Technology and an option to obtain the exclusive right to distribute, market and sell certain gaming products incorporating the Technology, on the terms and conditions set out in this Agreement.

NOW THERFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.0	DEFINTIONS

The following capitalized words and expressions have the following meanings set forth in this Section, whether used in the singular or plural. Other terms may be defined in the Agreement and shall have the meanings set forth where defined.

(a)	“Confidential Information” has the meaning given to that term in the NDA.

(b)	“Distribution Agreement” has the meaning given to that term in Section 2.5.

(c)	“Field of Use” means the casino gaming industry.

(d)	“Intellectual Property” or “IP” means any and all ideas, developments, discoveries, improvements, drawings, inventions; know-how, trade secrets; parents, and copyrights (and any pending application for protection therefore globally); works of authorship, and products, and any modifications to any of the above, and whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

(e)	“Vendor Background IP” means the IP related to U.S. Patent No. 7,939,239 namely “technology relating to illumination sources and subjects having distinctly matched and mismatched narrow spectral bank” that is owned by or licensed to Vendor.

(f)	“Materials” means pigments incorporating the Technology.

(g)	“NDA” means the Non-Disclosure Agreement dated March 13, 2012, by and between Vendor and Company.

(h)	“Notice to Exercise Option” has the meaning given to that term in section 2.5.

(i)	“Option” has the meaning given to that term in section 2.3.

(j)	“Option Fee” has the meaning given to that term in section 2.3.

(k)	“Option Period” means the period commencing on the Effective Date and ending hundred eighty (180) days after the Effective Date, unless (i) extended by mutual written agreement of the parties or (ii) terminated earlier in accordance with section 2.7 or Section 9.

(l)	“Purpose” has the meaning given to that term in Recital B.

(m)	“Technology” means (i) any and all Vendor Background IP; and (ii) any and all modifications, variations, updates, enhancements and improvements thereto that are made during the Option Period or Negotiation Period.

(n)	“Territory” means the entire world.

2.0	GRANT OF OPTION

2.1 Company’s Evaluation of Technology. Subject to the terms and conditions of this Agreement, Vendor hereby grants Company during the Option Period a right to evaluate the Technology in the Field of Use for the Purpose and to assist Company in making a decision as to whether or not it wishes to obtain the exclusive right to sell products in the Field of Use that incorporate the Technology pursuant to the option granted to it under section 2.3. During the Option Period, Company shall use commercially reasonable efforts to carry out the Purpose and shall provide Vendor with quarterly written reports of its progress and findings.

2.2 Materials. Vendor shall provide Materials to Company at a price of $2,000.00 per kilogram to enable Company to use the Technology to carry out the Purpose.

2.3 Grant of Option. Subject to the terms and conditions of this Agreement, Vendor hereby grants Company a personal, exclusive option to obtain an exclusive, royalty-bearing right to distribute, market and sell products incorporating the Technology in the Field of Use and Territory for a specific period of time in accordance with the terms of the Distribution Agreement (the “Option”).

2.4 Option Fee. In consideration of the Option granted herein, Company shall pay Vendor a non-refundable fee of $10,000 (the “Option Fee”). The Option Fee shall be (a) paid by wire transfer as directed by Vendor no later than March 30, 2012 and (b) payable against future royalty payments (if any) made by Company to Vendor.

2.5 Exercise of Option: License Agreement. Company may exercise its Option by executing and delivering to Vendor during the Option Period a written notice indicating its interest in negotiating the Distribution Agreement (the “Notice to Exercise Option”), together with a business plan prepared in accordance with generally accepted business standards, and describing, at a minimum, the relevant market information and revenue projections, and steps Company proposes to take to commercially exploit the Technology in the Field of Use and the Territory. After receipt of the Notice to Exercise Option, the parties shall promptly begin to negotiate the terms and conditions of the distribution agreement pursuant to which Company shall have an exclusive, royalty-bearing right to distribute, market and sell products incorporating the Technology in the Field of Use and Territory for a specific period of time (the “Distribution Agreement”). The period of time after company’s exercise of the option during which negotiations are in progress, but a Distribution Agreement is not yet executed shall be the “Negotiation Period”.

The parties shall negotiate the Distribution Agreement in good faith; provided that the terms and conditions must be acceptable to each party in its reasonable judgment. Notwithstanding any other terms and conditions, the Distribution Agreement will provide for the payment of royalties by the Company to Vendor.

2.6 Exclusivity. During the Option Period and Negotiation Period, Vendor shall not enter into negotiations with any other party for the rights (a) to evaluate the Technology for use in the Field of Use or (b) to otherwise distribute, market and sell products incorporating the Technology in the Field of Use.

2.7 Non-Exercise or Expiry of Option. Company shall inform Vendor in writing no later than 45 days before the expiration of the Option if Company does not wish to exercise the Option or wishes to terminate the negotiation of the Distribution Agreement. The Option Period shall end on the date (if any) specified in the notice or be deemed to end on the date of receipt by Vendor or such notice, whichever is earlier. Upon expiry of the Option Period, Company shall cease use of the Technology and the Materials and shall have no further right in or to the Technology or the Materials. Vendor may thereafter act without any restrictions or further obligations to Company with respect to the Technology in the Field of Use or otherwise.

2.8 Rights Retained By Vendor. Nothing in this Agreement shall restrict the right of Vendor to use and practice the Technology outside the Field of Use in any way and for any purpose, including commercial purposes, and to grant options and license to others to do the same.

3.0	REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Vendor. Vendor represents and warrants that as of the Effective Date, Vendor is not aware of, nor has Vendor received notice of any allegations or claims that the Technology infringes the patent or other proprietary rights of any third party. If, during the Option Period and if applicable the Negotiation Period, the Vendor becomes aware of, or has received notice of, any allegations or claims that the Technology infringe the patent or other proprietary rights of any third party, the Vendor shall so promptly notify Company in writing.

3.2 Representations and Warranties of Both Parties. Each party hereby represents and warrants to the other Party that: (a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated; (b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligation hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; (c) it is not under and will not assume any obligation that conflicts with its obligations or the rights granted in this agreement.

4.0	DISCLAIMER OF WARRANTY

4.1 Technology Disclaimer. The warranty in section 3.1 is exclusive and in lieu of all other warranties, and VENDOR IS MAKING NO OTHER WARRANTIES EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY OR MATERIALS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

4.2 Company Due Diligence. Company acknowledges that it has been advised by Vendor to undertake its own due diligence regarding the Technology and Materials and has done and will continue to do such due diligence as it considers necessary and appropriate.

4.3 Third Party Claims or Infringement. Except as expressly set out herein, nothing in this Agreement shall;

(a)	constitutes a warranty or representation by Vendor as to title to the Technology or that anything made, used, sold or otherwise disposed of under any agreement or other right resulting from the Option granted under this Agreement is or shall be free from claims or allegations of infringement of patents, copyrights, trade-markets, industrial design or other intellectual property rights; or

(b)	imposes an obligation on Vendor to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

5.0	INDEMNITY AND LIMITATION OF LIABILITY

5.1 Indemnification by Company. Company agrees to indemnify, hold harmless and defend Vendor, its directors, officers, agents, contractors, subcontractors, licensees and employees (collectively, the “Indemnified Parties”) against any and all third party demands, claims, suits, proceedings, actions of any nature or kind whatsoever (“Claims”) liabilities, damages, judgments, costs, expenses and fees (including reasonable legal expenses) (“Losses”) arising out of or in any way associated with this Agreement, including, without limitation, the use by Company of the Technology or Materials, and any damage, loss, cost or expense incurred by the Indemnified Parties relating to Claims that the Technology infringes the patent or other proprietary rights of a third party, to the extent that such Claims or Losses do not result from the gross negligence or willful misconduct of any of the Indemnified Parties.

5.2 Limitation of Liability. Except for damages or losses arising out of a breach by Vendor, the total liability of Vendor (or any of the Indemnified Parties) to Company, whether under the express or implied terms of this Agreement, in tort (including negligence), contract or otherwise, for Losses suffered by Company that may arise out of or in any way be associated with this Agreement shall be limited to the aggregate amount of the Option Fees paid to Vendor.

5.3 Damages. EXCEPT FOR DAMAGES OR LOSSES ARISING OUT OF A BREACH OF SECTION 6, NEITHER PARTY (INCLUDING THE INDEMNIFIED PARTIES) SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE OR FOR ANY INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF WARRANTY, BREACH OF CONTRACT, REPUDIATION OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.0	CONFIDENTIALITY

6.1 Use of Confidential Information. During the Option Period and Negotiation Period all Confidential Information disclosed by the Discloser (as defined in the NDA) in connection with this Agreement shall be subject to, and treated in accordance with, the NDA.

7.0	ASSIGNMENT AND ENCUMBRANCE

7.1 No Assignment or Encumbrance by Company. Company shall not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of Vendor.

7.2 Assignment by Vendor. Vendor shall have the right to assign this Agreement or any its rights, duties and obligations under this Agreement in connection with an acquisition of all or substantially all of its assets or operations without the prior written consent of Company.

7.3 Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective administrators, successors, and permitted assigns.

8.0	NOTICES

8.1 Any notice, request, demand or other communication (other than payments) required or permitted hereunder may be sent by United States mail, postage prepaid, or by facsimile or electronic mail, by overnight courier or messenger, in each case addressed to the parties at the following addresses, facsimile or email address or number below, or to such other address or person as the parties may from time to time designate in writing to the other in accordance with this Section:

If to Vendor: LaserLock Tecnologies, Inc.

837 Lindy Lane

Bala Cynwyd, PA 19004

[Att: Norman A. Gardner, Chairman & CEO]

If to Company: Gaming Partners International Corporation

1700 Industrial Road

Las Vegas, Nevada 89102

[Att: Gregory S. Gronau, President & CEO]

Any such notice, request, demand or other communication shall be deemed to be properly made to either party under this Agreement only when received by such party at the applicable address.

9.0	TERMINATION

9.1 Automatic Termination. This Agreement shall automatically and immediately terminate (i) upon the expiry of the Option Period or (ii) without notice to Company upon or after (A) the filing by Company of a petition in bankruptcy or insolvency, or (B) any adjudication that Company is bankrupt or insolvent.

9.2 Termination by Vendor. Vendor may, at its option, terminate this Agreement with immediate effect by giving written notice to Company if one or more of the following occurs:

(a)	the filing by Company of any petition or any application seeking reorganization, readjustment or rearrangement of the business of Company under any federal or provincial law relating to bankruptcy or insolvency;

(b)	the making by Company of any assignment or attempted assignment for the benefit of creditors;

(c)	Company becoming insolvent, as evidenced, for example (without limitation) by (i) the appointment of a receiver or a receiver manager for all or substantially all of the property of

Company, (ii) the inability of Company to pay its liabilities generally as they become due, (iii) the termination of a majority of Company’s employees, or (iv) Company ceasing, or imminently ceasing by way of a third party petition remaining in place for 30 days, to carry on business;

(d) any resolution passed, order made, or other steps taken by Company for the winding up, liquidation or other termination of the existence of Company;

(e) if Company is in breach of this Agreement and such breach is not cured within thirty (30) days after written notice of such breach by Vendor to Company; or

(f) if Company is in breach of any other agreement relating to the Technology entered into between Company and Vendor, and the breach has not been cured within the time provided for the curing of the breach under the terms of the related agreement, or if such related agreement has been subsequently terminated in accordance with the terms of that agreement.

9.3 Return of Technology. If this Agreement is terminated according to Section 9.1 or 9.2, Company shall, at Vendor’s request, either destroy or deliver up to Vendor all Technology and Materials in Company’s possession or control and Company shall have no further right to any nature whatsoever in the Technology or the Materials.

10.0 GOVERNING LAW AND DISPUTE RESOLUTION

10.1 Governing Law. This Agreement shall be construed in accordance with the laws of the state of Nevada, without regard to any choice or conflict of law principles.

10.2 Dispute Resolution. The parties agree that any and all disputes and controversies arising from, connected with, or relating to this Agreement, including relating to the construction, meanings, performance or effect of this Agreement or any breach thereof (collectively “Disputes”) shall be resolved in accordance with the terms of this Section 10.2 as follows:

(a) Informal Dispute Resolution. Prior to initiating formal dispute resolution procedures, the parties shall first attempt to resolve any Dispute directly through good faith negotiations. Either party may deliver to the other a written notice requiring negotiation of the Dispute (“Notice to Negotiate”). The parties shall seek to resolve Disputes through negotiations, but may escalate the resolution of any Dispute internally as necessary or appropriate at the executive level.

(b) Exclusive Jurisdiction. Any Dispute that is not resolved within 15 days after the delivery of a Notice to Negotiate, shall be determined by, and subject to the exclusive jurisdiction of, the federal and state courts in San Francisco County, California, and the parties agree to the personal and exclusive jurisdiction of these courts. The parties hereby agree that any such court shall be a proper forum for the determination of any dispute arising hereunder and waive any defense based upon inconvenient forum or jurisdiction.

(c) Prevailing Party. If any Dispute arises between Vendor and Company with respect to the matters covered by this Agreement that leads to a proceeding to resolve such Dispute, the prevailing party in such proceeding shall be entitled to receive its attorney’s fees and costs incurred in connection with such proceeding in addition to any other relief it may be awarded.

11.0 GENERAL

11.1 Headings. The headings and subheadings in this Agreement are inserted for convenience of reference only and shall not be used in interpreting or construing the provisions of this Agreement.

11.2 Independent Contractor. The relationship between the Vendor and Company is that of independent contractors and nothing in this Agreement shall be construed as establishing an agency, partnership, joint venture, or employment relationship between the parties. No party has the authority to act on behalf of the other party, or to commit the other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

11.3 Entire Agreement. The parties hereto acknowledge that this Agreement, together with the NDA and the MTA, set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and replaces and supersedes all prior discussions, agreements and writings in respect hereto.

11.4 Amendment. No amendment or variation to this Agreement shall operate to change or vary the terms, obligation or conditions hereof except upon mutual agreement by both parties signed by an authorized representation of each party.

11.5 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or the Agreement in any other jurisdiction. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

11.6 Waiver. No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time(s) regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement shall be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

11.7 Survival. Sections 2.5 and 9.3 and Sections 4, 5, 6,8,10, and 11 shall survive the expiry or earlier termination of the term of this Agreement.

11.8 Interpretation. Each party and its attorneys have participated fully in the review and negotiation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply with respect to this Agreement.

11.9 Further Assurances. The parties shall promptly do such acts and execute and deliver to each other such further instruments as may be required to give effect to the intent expressed in this Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this Agreement to be effective as of the Effective Date.

LaserLock Technologies, Inc.

By: /s/Norman A. Gardner

Name: Norman A. Gardner

Title: ___Chairman and CEO__

Date: 3/31/12______________

Gaming Partners International Corp

By: /s/ Gregory S. Gronau__

Name: __Gregory S. Gronau___

Title: ___President and CEO___

Date: _____________________